                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                       THE CHASE MANHATTAN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  [CHASE LOGO]

--------------------------------------------------------------------------------
                                 NOTICE OF 1998
                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                   AND PROXY
                                   STATEMENT

                           Meeting Date: May 19, 1998

                        The Chase Manhattan Corporation
                                270 Park Avenue
                         New York, New York 10017-2070

                Copyright 1998. The Chase Manhattan Corporation.
                              All Rights Reserved.

                                  [CHASE LOGO]

THE CHASE MANHATTAN CORPORATION
270 Park Avenue
New York, New York 10017-2070

                                  March 31, 1998

Dear Stockholder:

     I am pleased to invite you to the Annual Meeting of Stockholders to be held on May 19, 1998, at The Chase Manhattan Bank's offices at One Chase Manhattan Plaza in New York City. As we have done in the past, in addition to considering the matters described in the Proxy Statement, we will review major developments since our last stockholders' meeting.

     We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the enclosed card to vote your shares. This will ensure that your common stock will be represented at the meeting. The Proxy Statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

                                  Sincerely,

                                /s/ Walter V. Shipley

                                  Chairman and
                                  Chief Executive Officer

                                  [CHASE LOGO]

THE CHASE MANHATTAN CORPORATION
270 Park Avenue
New York, New York 10017-2070

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         DATE:   Tuesday, May 19, 1998
TIME:   10:00 a.m.
PLACE:   Auditorium
          The Chase Manhattan Bank
          One Chase Manhattan Plaza
          New York, New York

MATTERS TO BE VOTED ON:

     -  Election of seventeen directors

     - Ratification of appointment of Price Waterhouse LLP as our independent accountants for 1998

     - Amendment to Certificate of Incorporation to increase authorized Common Stock and to effect stock split

     - Stockholder proposals that are in the attached Proxy Statement, if they are introduced at the meeting

     -  Any other matters that may be properly brought before the meeting

                                     By Order of the Board of Directors

                                     ANTHONY J. HORAN
                                     Secretary

March 31, 1998

                              PLEASE VOTE PROMPTLY

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION ABOUT VOTING............................    1
PROPOSAL 1: ELECTION OF DIRECTORS...........................    2
     Information About the Nominees.........................    3
     About the Board and its Committees.....................    8
     Security Ownership of Directors and Executive
      Officers..............................................    9
     Executive Compensation.................................   11
     Compensation and Benefits Committee Report on Executive
      Compensation..........................................   11
     Comparison of Five-Year Cumulative Total Return........   13
     Executive Compensation Tables..........................   14
       I.  Summary Compensation Table.......................   14
       II. Stock Option/SAR Grants Table -- 1997 Grants.....   15
       III. Aggregated Stock Option/SAR Exercises in 1997
            and Option/SAR Values as of Year-End 1997.......   15
     Retirement Benefits and Termination Arrangements.......   16
     Additional Information about Our Directors and
      Executive Officers....................................   17
PROPOSAL 2: APPOINTMENT OF INDEPENDENT ACCOUNTANTS..........   18
PROPOSAL 3: APPROVAL OF AMENDMENT TO CERTIFICATE OF
            INCORPORATION TO INCREASE AUTHORIZED COMMON
            STOCK AND TO EFFECT STOCK SPLIT.................   18
STOCKHOLDER PROPOSALS.......................................   20
     Proposal 4: Location of Annual Meeting.................   20
     Proposal 5: Cumulative Voting..........................   20
     Proposal 6: Executive Compensation and Dividends.......   21
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 1999 ANNUAL
  MEETING...................................................   23
APPENDIX....................................................   24

--------------------------------------------------------------------------------

                                PROXY STATEMENT

     Your vote is very important. For this reason, the Board of Directors is requesting that you allow your Common Stock to be represented at the Annual Meeting by the Proxies named in the enclosed Proxy Card. This Proxy Statement is being sent to you in connection with this request and has been prepared for the Board by our management. "We", "our", "Chase" and the "Corporation" refer to The Chase Manhattan Corporation. The Proxy Statement is first being sent to our stockholders on or about March 31, 1998.

    ------------------------------------------------------------------------

                        GENERAL INFORMATION ABOUT VOTING


     WHO CAN VOTE. You are entitled to vote your Common Stock if our records showed that you held your shares as of March 25, 1998. At the close of business on that date, a total of 425,699,980 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed Proxy Card shows the number of shares which you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.


     VOTING BY PROXIES. If your Common Stock is held by a broker, bank or other nominee (i.e., in "street name"), you will receive instructions from it which you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the Proxies how to vote your Common Stock by using the toll-free telephone number or the Internet voting site listed on the Proxy Card or by signing, dating and mailing the Proxy Card in the postage-paid envelope that we have provided to you. Of course, you can always come to the meeting and vote your shares in person. When you use the telephone system or our Internet voting site, the system verifies that you are a stockholder through the use of a unique Personal Identification Number assigned to you. The procedure allows you to instruct the Proxies how to vote your shares and to confirm that your instructions have been properly recorded. Specific directions for using the telephone and Internet voting systems are on the Proxy Card. Whichever of these methods you select to transmit your instructions, the Proxies will vote your shares in accordance with those instructions. If you give us a proxy without giving specific voting instructions, your shares will be voted by the Proxies as recommended by our Board of Directors. We are not now aware of any other matters to be presented at the Annual Meeting except for those described in this Proxy Statement.

     If any other matters not described in the Proxy Statement are properly presented at the meeting, the Proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the Proxies on the new meeting date as well, unless you have revoked your proxy instructions.

     HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must advise the Secretary in writing before your Common Stock has been voted by the Proxies at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions, you should revoke or amend your prior instructions in the same way you initially gave them -- that is, by telephone, by Internet or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

     HOW VOTES ARE COUNTED. The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock which it holds for you in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, the nominee may vote on matters which the New

York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter. Broker non-votes count for quorum purposes, but we do not count either abstentions or broker non-votes as votes for or against any proposal.

     COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit stockholders for the same type of proxy, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained ChaseMellon Shareholder Services L.L.C. to assist in the solicitation of proxies for a fee of $18,000, plus reasonable out-of-pocket costs and expenses. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies.

     ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please indicate this when you vote. The lower portion of the Proxy Card is your admission ticket. If you are a beneficial owner of Common Stock held by a bank or broker, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your Common Stock held in street name, you will have to get a proxy in your name from the registered holder.

    ------------------------------------------------------------------------

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     An entire Board of Directors, consisting of seventeen members, is to be elected at the Annual Meeting to hold office until the next annual meeting and the election of their successors.

     VOTE REQUIRED. Directors must be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any Director will not be counted.

     Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the Proxies would vote your Common Stock to approve the election of any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of Directors to be elected, as permitted by our By-laws.

     GENERAL INFORMATION ABOUT THE NOMINEES. All of the nominees are currently Directors. Each has agreed to be named in this Proxy Statement and to serve if elected. Each of the nominees who was a Director in 1997 attended at least 75% of the meetings of the Board and committees on which the nominee served in that year.

     In the following biographies and the remainder of the Proxy Statement, Heritage Chase means the corporation which merged into the Corporation on March 31, 1996. MHC means Manufacturers Hanover Corporation, which merged into the Corporation on December 31, 1991. Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. All are actively involved in community and charitable affairs. The age indicated in each nominee's biography is as of May 19, 1998.

                         INFORMATION ABOUT THE NOMINEES


-----------------------------------------------------------------------------------------------



                                   HANS W. BECHERER (AGE 63)
[PHOTO]
                                   Chairman of the Board and Chief Executive Officer of Deere &
                                   Company since 1990. Mr. Becherer is also a Director of
                                   AlliedSignal Inc. and Schering-Plough Corporation. Mr.
                                   Becherer became a Director of the Corporation on January 20,
                                   1998.
-----------------------------------------------------------------------------------------------



                                   FRANK A. BENNACK JR. (AGE 65)
[PHOTO]
                                   President and Chief Executive Officer of The Hearst
                                   Corporation. Mr. Bennack is a Director of The Hearst
                                   Corporation, Hearst-Argyle Television, Inc., American Home
                                   Products Corporation and Polo Ralph Lauren Corporation. He
                                   had been a Director of MHC since 1981 and became a Director of the Corporation in 1991.
-----------------------------------------------------------------------------------------------



                                   SUSAN V. BERRESFORD (AGE 55)
[PHOTO]
                                   President of The Ford Foundation. Ms. Berresford had been a
                                   Director of Heritage Chase since 1995 and became a Director of the Corporation on March 31, 1996.
-----------------------------------------------------------------------------------------------



                                   M. ANTHONY BURNS (AGE 55)
[PHOTO]
                                   Chairman of the Board, President and Chief Executive Officer
                                   of Ryder System, Inc. Mr. Burns is also a Director of J.C.
                                   Penney Company, Inc. and Pfizer Inc. He had been a Director of Heritage Chase since 1990 and became a Director of the
                                   Corporation on March 31, 1996.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------



                                   H. LAURANCE FULLER (AGE 59)
[PHOTO]
                                   Chairman of the Board and Chief Executive Officer of Amoco
                                   Corporation. Mr. Fuller is also a Director of Abbott
                                   Laboratories, Motorola, Inc. and Security Capital Group,
                                   Inc. He had been a Director of Heritage Chase since 1985 and became a Director of the Corporation on March 31, 1996.
-----------------------------------------------------------------------------------------------



                                   MELVIN R. GOODES (AGE 63)
[PHOTO]
                                   Chairman of the Board and Chief Executive Officer of
                                   Warner-Lambert Company. Mr. Goodes is also a Director of
                                   Ameritech Corporation and Unisys Corporation. He became a
                                   Director of the Corporation in 1986.
-----------------------------------------------------------------------------------------------


                                   WILLIAM H. GRAY III (AGE 56)
[PHOTO]
                                   President and Chief Executive Officer of The College
                                   Fund/UNCF since 1991. Mr. Gray was a member of the United
                                   States House of Representatives from 1979 to 1991. He is
                                   also a Director of CBS Corp., Electronic Data Systems
                                   Corporation, MBIA Inc., The Prudential Insurance Company of
                                   America, Rockwell International Corporation, Union Pacific
                                   Corporation and Warner-Lambert Company. He had been a
                                   Director of Heritage Chase since 1992 and became a Director of the Corporation on March 31, 1996.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                   GEORGE V. GRUNE (AGE 68)
[PHOTO]
                                   Chairman and Chief Executive Officer of The Reader's Digest
                                   Association, Inc. Mr. Grune is also Chairman of the DeWitt
                                   Wallace-Reader's Digest Fund, Inc. and the Lila
                                   Wallace-Reader's Digest Fund, Inc. Mr. Grune had retired as
                                   Chairman and Chief Executive Officer of The Reader's Digest
                                   Association, Inc. in August 1994 and served as Chairman of the Board until August 1995, and was reelected as Chairman and Chief Executive Officer in August 1997. He is also a
                                   Director of Avon Products, Inc., Bestfoods and Federated
                                   Department Stores, Inc. Mr. Grune became a Director of the
                                   Corporation in 1986.
-----------------------------------------------------------------------------------------------

                                   WILLIAM B. HARRISON JR. (AGE 54)
[PHOTO]
                                   Vice Chairman of the Board and Director of the Corporation
                                   since 1991. Mr. Harrison is also a Director of Dillard
                                   Department Stores, Inc. and Freeport-McMoRan Copper & Gold
                                   Inc.
-----------------------------------------------------------------------------------------------

                                   HAROLD S. HOOK (AGE 66)
[PHOTO]
                                   Retired Chairman of the Board and Chief Executive Officer of
                                   American General Corporation. Mr. Hook had served as both
                                   Chairman and Chief Executive Officer of American General
                                   Corporation from 1978 until October 1996 and retired as
                                   Chairman in April 1997. Mr. Hook is also a Director of
                                   Cooper Industries, Inc., Duke Energy Corporation and Sprint
                                   Corporation. He became a Director of the Corporation in
                                   1987.
-----------------------------------------------------------------------------------------------

                                   HELENE L. KAPLAN (AGE 64)
[PHOTO]
                                   Of Counsel to the firm of Skadden, Arps, Slate, Meagher &
                                   Flom LLP. Mrs. Kaplan is also a Director of Bell Atlantic
                                   Corporation, The May Department Stores Company, Metropolitan
                                   Life Insurance Company and Mobil Corporation. She became a
                                   Director of the Corporation in 1987.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

                                   THOMAS G. LABRECQUE (AGE 59)
[PHOTO]
                                   President and Chief Operating Officer of the Corporation
                                   since March 31, 1996, having served as Chairman of the Board and Chief Executive Officer of Heritage Chase since 1990. He had been a Director of Heritage Chase since 1980, and became a Director of the Corporation on March 31, 1996. Mr.
                                   Labrecque is also a Director of Pfizer Inc.
-----------------------------------------------------------------------------------------------

                                   HENRY B. SCHACHT (AGE 63)
[PHOTO]
                                   Director and Senior Advisor of Lucent Technologies Inc. Mr.
                                   Schacht had served as both Chairman and Chief Executive
                                   Officer of Lucent Technologies Inc. from February 1996 until
                                   October 1997, and retired as Chairman in February 1998. He served as Chairman of the Board of Cummins Engine Company,
                                   Inc. from 1977 to 1995 and as Chief Executive Officer from
                                   1973 to 1994. Mr. Schacht is also a Director of Aluminum
                                   Company of America, Cummins Engine Company and Johnson &
                                   Johnson. He had been a Director of Heritage Chase since
                                   1982, and became a Director of the Corporation on March 31,
                                   1996.
-----------------------------------------------------------------------------------------------

                                   WALTER V. SHIPLEY (AGE 62)
[PHOTO]
                                   Chairman of the Board and Chief Executive Officer of the
                                   Corporation from 1983-1992 and 1994 to the present. Mr.
                                   Shipley is also a Director of Bell Atlantic Corporation and
                                   Champion International Corporation. He became a Director of the Corporation in 1982.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

                                   ANDREW C. SIGLER (AGE 66)
[PHOTO]
                                   Retired as Chairman and Chief Executive Officer of Champion
                                   International Corporation in October 1996. Mr. Sigler is a
                                   Director of AlliedSignal Inc., Bristol-Myers Squibb Company
                                   and General Electric Company, as well as a member of the
                                   Board of Trustees for Dartmouth College. He became a
                                   Director of the Corporation in 1979.
-----------------------------------------------------------------------------------------------

                                   JOHN R. STAFFORD (AGE 60)
[PHOTO]
                                   Chairman, President and Chief Executive Officer of American
                                   Home Products Corporation. Mr. Stafford is also a Director of AlliedSignal Inc., Bell Atlantic Corporation and Deere &
                                   Company. He had been a Director of MHC since 1982 and became a Director of the Corporation in 1991.
-----------------------------------------------------------------------------------------------

                                   MARINA v.N. WHITMAN (AGE 63)
[PHOTO]
                                   Professor of Business Administration and Public Policy,
                                   University of Michigan. Prior to her appointment at the
                                   University of Michigan in 1992, Dr. Whitman was Vice
                                   President and Group Executive of General Motors Corporation.
                                   She is also a Director of Aluminum Company of America,
                                   Browning-Ferris Industries, Inc., The Procter & Gamble
                                   Company and Unocal Corp. Dr. Whitman had been a Director of
                                   MHC since 1973 and became a Director of the Corporation in
                                   1991.
-----------------------------------------------------------------------------------------------

                       ABOUT THE BOARD AND ITS COMMITTEES

     THE BOARD. Chase is governed by a Board of Directors and various committees of the Board which meet throughout the year. During 1997, there were 12 meetings of the Board. Directors discharge their responsibilities throughout the year at Board and committee meetings, and also through considerable telephone contact and other communications with the Chairman and others regarding matters of concern and interest to Chase.

     COMMITTEES OF THE BOARD. The Board has five principal committees. The following chart describes for each committee the function, current membership and number of meetings held during 1997.

                       AUDIT AND EXAMINING COMMITTEES -- 8 MEETINGS IN 1997
                       ----------------------------------------------------

FUNCTIONS                                                     CURRENT MEMBERS
Review and discuss reports and other communications           Hans W. Becherer
concerning management's responsibilities to:                  Frank A. Bennack Jr.
- safeguard the assets and income of stockholders and         Susan V. Berresford
customers                                                     M. Anthony Burns (Chairman)
- provide for reliable and timely financial information       George V. Grune (Vice Chairman)
  and statements
- maintain compliance with Chase's ethical standards,
  policies, plans and procedures, as well as applicable
  laws and regulations

                    COMPENSATION AND BENEFITS COMMITTEE -- 6 MEETINGS IN 1997
                    ---------------------------------------------------------

FUNCTIONS                                                     CURRENT MEMBERS
- Determine compensation and benefits policies and            H. Laurance Fuller (Vice Chairman)
procedures                                                    Melvin R. Goodes
- Approve senior officer compensation                         William H. Gray III
                                                              John R. Stafford (Chairman)

                            GOVERNANCE COMMITTEE -- 2 MEETINGS IN 1997
--------------------------------------------------------------------------------------------------

FUNCTIONS                                                     CURRENT MEMBERS
- Consider nominees for election to the Board, including      Frank A. Bennack Jr.
  any written recommendation by a stockholder which is        M. Anthony Burns
  mailed to the attention of the Secretary                    H. Laurance Fuller
- Review duties and composition of Board committees           Helene L. Kaplan
- Counsel the Board on other Board governance matters         Henry B. Schacht (Vice Chairman)
                                                              Andrew C. Sigler (Chairman)
                                                              John R. Stafford

                     PUBLIC POLICY AND TRUST COMMITTEE -- 3 MEETINGS IN 1997
--------------------------------------------------------------------------------------------------

FUNCTIONS                                                     CURRENT MEMBERS
- Review our charitable and community oriented activities,    Hans W. Becherer
  including strategy with respect to charitable               Susan V. Berresford
  contributions and projects undertaken to improve the        Melvin R. Goodes
  communities which we serve                                  William H. Gray III (Chairman)
- Review our community reinvestment activities                Harold S. Hook
- Review the trust, other fiduciary and investment            Marina v.N. Whitman (Vice Chairman)
  advisory activities of our subsidiaries

                           RISK POLICY COMMITTEE -- 7 MEETINGS IN 1997
--------------------------------------------------------------------------------------------------

FUNCTIONS                                                     CURRENT MEMBERS
- Act in a general advisory capacity to management in         Harold S. Hook (Vice Chairman)
  respect of activities that give rise to credit risk and     Helene L. Kaplan (Chairman)
  market risk                                                 Henry B. Schacht
- Be fully apprised of these risks and how they are           Andrew C. Sigler
  created and managed                                         Marina v.N. Whitman
- Review and approve a general risk management mandate to
  govern these activities
- Re-evaluate regularly our risk exposure, risk tolerance
  and the established mandate
- Review and, as appropriate, approve policies to control
  risk exposure

     DIRECTORS' COMPENSATION. Directors who are Chase officers do not receive any fees for their services as Directors. Each non-employee Director receives an annual retainer of $25,000. The Chairman of each of the Audit and Examining Committees, the Compensation and Benefits Committee and the Risk Policy Committee receives an additional fee of $16,000 per year and each other member of these committees receives an additional fee of $8,000 per year. The Chairman of each of the Governance Committee and the Public Policy and Trust Committee receives an additional fee of $10,000 per year and each other member of these committees receives an additional fee of $5,000 per year. Each non-employee Director receives $1,250 for each meeting of the Board of Directors of the Corporation and The Chase Manhattan Bank (the Bank) and each Board committee meeting attended. Only one fee is paid for attendance at meetings that serve both the Corporation and the Bank. Non-employee Directors also receive an annual grant of 500 shares of Common Stock, which is subject to increase or decrease as appropriate so that the value of the shares at the time of the grant will not be less than $37,500 or more than $50,000.

Non-employee Directors are included in a group term life insurance policy and a group accident insurance policy. During 1997, Chase paid average premiums for these coverages of approximately $1,259 per Director. A Director may elect to participate in Chase's medical insurance coverage, with the cost of the coverage paid by the Director.

     DEFERRED COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS. Each year non-employee Directors may elect to defer until they leave the Board (i) all or a specified portion of their cash compensation, (ii) all of their Common Stock compensation, or (iii) both. A Director's right to receive future payments under any deferred compensation arrangement is an unsecured claim against Chase's general assets. Cash amounts may be deferred into various investment equivalents, including a Common Stock equivalent, and will be paid and distributed in cash. Stock compensation may only be deferred as Common Stock and is distributable only in Common Stock.

    ------------------------------------------------------------------------

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of December 31, 1997 by each nominee for Director, the executive officers named in the Summary Compensation Table and all Directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares shown as beneficially owned by all Directors and executive officers totals less than 1% of the outstanding Common Stock. No Director or executive officer beneficially owns any Chase preferred stock.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                       Amount and Nature of
                                       Beneficial Ownership
         Name of Individual                     (1)
------------------------------------  -----------------------
Hans W. Becherer                                 1,520
Frank A. Bennack Jr.                             8,174
Susan V. Berresford                              3,368
Donald L. Boudreau                             243,191(2)
M. Anthony Burns                                 5,299
H. Laurance Fuller                              13,286
Melvin R. Goodes                                 7,319
William H. Gray III                              5,690
George V. Grune                                 10,866
William B. Harrison Jr.                        492,506(2)(3)
Harold S. Hook                                  45,006(4)
Helene L. Kaplan                                 9,421
Thomas G. Labrecque                            767,685(2)
Henry B. Schacht                                 9,465
Marc J. Shapiro                                353,633(2)
Walter V. Shipley                              978,344(2)(3)(5)
Andrew C. Sigler                                 8,714
John R. Stafford                                10,209(5)
Marina v.N. Whitman                              6,987
All Directors and executive officers
  as a group (23 persons)                    3,530,667

(1) The amounts reported include shares of Common Stock, receipt of which has been deferred under deferred compensation plan arrangements as follows: Ms.
    Berresford: 954 shares; Mr. Boudreau: 10,018 shares; Mr. Burns: 1,943 shares; Mr. Fuller: 3,529 shares; Mr. Gray: 2,239 shares; Mr. Grune: 365 shares; Mr. Harrison: 30,542 shares; Mr. Hook: 2,680 shares; Mrs. Kaplan:
    442 shares; Mr. Labrecque: 56,250 shares; Mr. Schacht: 3,529 shares; Mr.
    Shapiro: 40,166 shares; Mr. Shipley: 132,580 shares; Mr. Stafford: 1,596 shares; and all Directors and executive officers as a group: 367,349 shares.

    The amounts reported also include the number of units of Common Stock equivalents held by certain Directors under deferred compensation arrangements entitling each such Director, upon termination of service, to receive a cash payment for each unit equal to the fair market value at that time of a share of Common Stock as follows: Mr. Bennack: 4,376 units; Ms.
    Berresford: 2,310 units; Mr. Burns: 2,310 units; Mr. Fuller: 5,597 units; Mr. Goodes: 3,777 units; Mr. Gray: 3,131 units; Mr. Grune: 7,265 units; Mr.
    Hook: 24,072 units; Mrs. Kaplan: 5,079 units; Mr. Schacht: 5,728 units; Mr.
    Sigler: 5,097 units; Mr. Stafford: 6,189 units; Dr. Whitman: 3,777 units; and all Directors as a group: 78,708 units.

(2) The amounts reported include shares of Common Stock which could be acquired on or before March 1, 1998, through the exercise of stock options and/or stock appreciation rights (SARs) as follows: Mr. Boudreau: 189,969 shares; Mr. Harrison: 394,833 shares; Mr. Labrecque: 521,893 shares; Mr. Shapiro:
    284,500 shares; Mr. Shipley: 712,000 shares; and all Directors and executive officers as a group: 2,529,414 shares. The amounts reported also include shares of Common Stock which may be received at the end of a restricted period as a result of awards of restricted stock and/or restricted stock units as follows: Mr. Boudreau: 12,727 shares; Mr. Harrison: 5,979 shares; Mr. Labrecque: 42,724 shares; Mr. Shapiro: 1,993 shares; Mr. Shipley: 9,070 shares; and all Directors and executive officers as a group: 86,415.

(3) The amounts reported include Common Stock allocated to accounts under a
    Section 401(k) plan as follows: Mr. Harrison: 5,456 shares; Mr. Shipley:
    26,908 shares; and all executive officers as a group: 32,428 shares.

(4) The amount reported includes beneficial ownership of 92 shares of Common Stock owned through a controlled corporation.

(5) The amount reported includes 11,958 shares held by a trust of which Mr. Shipley serves as a trustee and as to which he disclaims beneficial ownership, and 300 shares held by Mr. Stafford's spouse as to which Mr. Stafford disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                             COMPENSATION POLICIES

     The Compensation and Benefits Committee, which consists solely of non-employee Directors, administers the executive compensation program of the Corporation and its subsidiaries and determines the compensation of senior management.

     Chase's compensation program seeks to attract, retain and motivate top quality professionals. Our compensation policy for executive officers emphasizes performance-based pay over fixed salary and uses long-term incentives based on the performance of Chase's stock to further align the interests of senior management with Chase's stockholders. Chase seeks to provide compensation levels that are competitive with those provided by the appropriate peer groups of financial institutions in each of the markets and businesses in which Chase competes. During 1997, the Committee again received reports and information from independent consultants to ensure that the program, in the Committee's judgment, remains competitive and able to meet its objectives.

     Peer groups will differ for each of the businesses headed by executive officers and, in general, will consist for each business of those comparable financial institutions that compete in the same markets and seek to sell similar types of financial services and products. Appropriate peer groups will change over time and will consist of other U.S. bank holding companies and other competitors. The peer group will not correspond to the list of institutions that make up the bank indices shown on page 13 of the Proxy Statement.

     CASH COMPENSATION. An executive officer's cash compensation is made up of base salary and an annual performance bonus. For each executive, the Committee reviews salaries paid to similarly situated executives in a peer group of other U.S. bank holding companies and other competitors. A particular executive's actual base salary will be set based on this competitive review and the executive's performance, level of experience and Chase's emphasis on performance-based, rather than salary-based, compensation. In general, base salaries are not reviewed more often than every 24 months.

     Annual performance bonuses are awarded based on the executive's success in achieving corporate, business unit and individual performance goals. In setting these awards, the Committee takes account of data and trends in the appropriate peer groups.

     Quantitative performance goals may vary from year to year, and may include income before income tax expense, return on common equity, earnings per share growth, loan charge-offs, the ratio of non-performing assets to total assets and the efficiency ratio (the ratio of non-interest expense to the sum of net interest income and non-interest revenue). Qualitative measures include the Committee's assessment of the executive's success in the carrying out of the Chase Vision and exemplifying the Chase Values. The 1997 awards gave primary consideration to both Chase and the business unit's income before income tax expense and efficiency ratios.

     Each executive is required to defer a portion of each annual performance bonus in excess of a certain amount. The mandatory deferred amount will be paid out over a several year period or upon retirement and is subject to certain forfeiture provisions upon termination of employment.

     EQUITY-BASED COMPENSATION. Chase believes that the grant of significant annual equity awards further links the interests of senior management and Chase's stockholders. The Committee sets targeted ranges for equity-based awards for each executive based upon the award practices of a peer group of U.S. bank holding companies and other competitors. Actual awards reflect the Committee's assessment of the individual's current and potential contribution to Chase's success.

     In January 1997, the Committee granted stock options to executive officers which become exercisable over three years and expire on January 21, 2007 and restricted stock or units which vest after three years. All awards vest in case of death or disability or retirement.

                    DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     In 1994, Chase stockholders approved the Key Executive Performance Program
(KEPP), a plan that allows Chase a tax deduction for incentive compensation payments to the Chief Executive Officer and the other four most highly paid executive officers. Absent KEPP, such incentive compensation payments would not be deductible to the extent that such amounts for any such officer in any year exceeded $1 million. In administering this plan, the Compensation Committee will promote its policy of maximizing corporate tax deductions, wherever feasible.

     Under the plan, the Committee sets an objective formula under which a bonus pool amount will be created and allocates a percentage of this pool to each participant. This calculation sets the amount of incentive compensation (that is, annual performance bonus and stock awards other than options awarded under the 1996 Long Term Incentive Plan) for each participant. There is a separate limit that no participant may receive compensation greater than .002 of Chase's income before income tax expense, extraordinary items and effects of accounting changes in the calendar year plus one half of any amount unused from the prior year. The Committee may, based on other factors, reduce any incentive awards determined pursuant to this formula.

                          COMPENSATION ACTIONS IN 1997

     Final compensation data for Chase's peer group companies for calendar year 1997 are not available. Chase estimates that total compensation amounts for executive officers (base salary, annual bonus and equity-based awards) will place Chase in approximately the 75th percentile of compensation levels of applicable peer groups.

     For 1997, the Committee, with the approval of the Board of Directors, awarded Mr. Shipley, under KEPP, a performance bonus of $3,531,250 (a portion of which was mandatorily deferred) and 4,426 restricted stock units which vest after three years. In making this award, the Committee gave primary consideration to financial results for 1997 and corporate positioning objectives. Additionally, the Committee took into consideration the achievement of the Corporation's 1997 operating goals, including goals related to asset quality, leadership development and workforce diversity. The award reflects the achievement of a 15% operating earnings per share growth, 19.5% return on average common stockholders' equity, an efficiency ratio of 55% and a further decline in non-performing assets. Mr. Shipley had been awarded $3.093 million and 4,401 restricted stock units for 1996 and $2.131 million and 4,669 restricted stock units for 1995.

     In January 1997, the Committee also awarded to Mr. Shipley 120,000 nonqualified stock options that vest over three years. In 1996, the Committee, with the approval of the Board of Directors, awarded a special merger-related bonus of $5 million under KEPP to Mr. Shipley, payable in three equal installments in June 1996, September 1997 and December 1998.

Dated as of January 20, 1998

                                            COMPENSATION AND BENEFITS COMMITTEE
                                            H. Laurance Fuller (Vice Chairman)
                                            Melvin R. Goodes
                                            William H. Gray III
                                            John R. Stafford (Chairman)

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN.

     Below is a line graph which compares the yearly percentage change in the cumulative total stockholder return of Chase's Common Stock against the cumulative total return of the S&P 500 Index and the KBW 50 and KBW Money Center Banks indices for each of the five years in the period commencing December 31, 1992 and ending December 31, 1997. Keefe, Bruyette & Woods, Inc. (KBW) is a banking industry specialist. The results are based on an assumed $100 invested on December 31, 1992 and reinvestment of dividends. For each index, total return is based on market capitalization of its components.

     Measurement Period                                                            KBW Money
   (Fiscal Year Covered)          Chase           S&P 500           KBW 50        Center Banks
1992                              100.00           100.00           100.00           100.00
1993                              107.36           110.08           105.54           121.86
1994                              100.40           111.53           100.16           120.39
1995                              169.42           153.44           160.41           195.81
1996                              265.59           188.67           226.92           289.50
1997                              333.15           251.62           331.73           387.27

                         EXECUTIVE COMPENSATION TABLES
                         I. SUMMARY COMPENSATION TABLE

                                           Annual Compensation(2)                  Long-Term Compensation
                                     -----------------------------------   --------------------------------------
                                                                                    Awards              Payouts
                                                                           -------------------------   ----------
                                                                           Restricted    Securities
                                                                             Stock       Underlying       LTIP       All Other
                                                              Special(3)     Awards     Options/SARs    Payouts     Compensation
Name and Principal Position   Year   Salary($)    Bonus($)     Bonus($)      ($)(4)      Granted(#)      ($)(5)        ($)(6)
---------------------------   ----   ---------    --------    ----------   ----------   ------------    -------     ------------
Walter V. Shipley             1997   $950,000    $3,531,250   $1,666,667   $  468,750     120,000      $3,544,220     $ 47,500
 Chairman and                 1996    903,846     3,093,750    1,666,667    2,378,750     120,000       1,343,750        6,000
 Chief Executive Officer      1995    850,000     2,131,250            0    1,215,000     120,000       1,267,500        6,000
Thomas G. Labrecque(1)        1997    900,000     3,093,750    1,666,667      406,250     100,000       3,101,190       45,000
 President and                1996    888,024     2,656,250    1,666,667    2,069,688     104,000               0       39,466
 Chief Operating Officer      1995    870,000     2,600,000            0    1,289,062      52,000       3,000,000       38,613
William B. Harrison Jr.       1997    675,000     3,968,750      666,667      531,250      85,000       2,215,137       33,750
 Vice Chairman                1996    640,385     2,218,750      666,667    1,514,062      75,000         839,844        6,000
 of the Board                 1995    600,000     1,431,250            0      760,156      75,000         792,188        6,000
Donald L. Boudreau            1997    575,000     1,256,250      500,000      143,750      45,000       1,476,758       28,750
 Vice Chairman National
 Consumer Services
Marc J. Shapiro               1997    575,000     1,081,250            0      118,750      45,000       1,476,758      570,866
 Vice Chairman Finance and
 Risk Management

---------------
(1) Mr. Labrecque became an executive officer of the Corporation on March 31, 1996 (the Merger Date). Compensation paid or awarded to Mr. Labrecque by Heritage Chase in 1995 is included for informational purposes. Information provided for 1996 includes compensation paid or awarded to him by Heritage Chase between January 1, 1996 and the Merger Date.
(2) Includes amounts paid or deferred during each year.
(3) Amounts shown include special merger-related bonuses awarded in 1996 as follows: Mr. Shipley: $5,000,000; Mr. Labrecque: $5,000,000; Mr. Harrison:
    $2,000,000; and Mr. Boudreau: $1,500,000. These special bonuses were made payable in three equal installments in June 1996, September 1997 and December 1998. The amounts shown in the column entitled "Special Bonus" are the amounts paid in each year indicated.
(4) All awards of restricted stock units are or were subject to certain vesting requirements, including continued employment, and are valued as of the date of grant. Dividend equivalents are payable on all restricted stock units. The number and aggregate market value of restricted stock and restricted stock units as of December 31, 1997 plus awards of restricted stock units on January 20, 1998 relating to the 1997 performance bonus were as follows: Mr.
    Shipley: 13,496 units ($1,477,812); Mr. Labrecque: 46,560 units ($5,098,320); Mr. Harrison: 10,996 units ($1,204,062); Mr. Boudreau: 14,085 units ($1,542,308); and Mr. Shapiro: 3,115 units ($341,093). Certain 1996 awards of restricted stock units provided for vesting on July 16, 2001 or, if earlier, whenever the Common Stock traded at the target price per share for ten consecutive business days as follows: Mr. Shipley 30,000 shares; Mr.
    Labrecque: 26,250 shares; and Mr. Harrison: 18,750 shares. These units have vested. Certain 1995 awards of restricted stock units provided for vesting on January 1, 2000 or, if earlier, whenever the Common Stock traded at the target price per share for ten consecutive business days: Mr. Shipley:
    20,000 shares and Mr. Harrison: 12,500 shares. These units have vested.
(5) The 1997 payments to all named executive officers represent payouts of Long Term Incentive Plan restricted stock units granted in 1996 at a stock price of $65.75 per share, the vesting of one half of which was contingent upon the Common Stock trading for ten consecutive business days at $110 per share and the vesting of the other half of which was contingent upon the Common Stock trading at $120 per share for ten consecutive business days, in either case by 2001. These targets were both met in 1997. The 1996 and 1995 payments to Messrs. Shipley and Harrison represent payouts, when the Common Stock prices were met, of a portion of restricted stock units granted in 1994 and 1995, the vesting of which was contingent upon the Common Stock price targets being reached by 1999 and 2000. The 1995 payment to Mr. Labrecque was made pursuant to a Heritage Chase award which was contingent upon certain stock price targets being met by 1996; the targets were met in 1995.
    In all cases, payments reflected in this column would have been forfeited if the stock price targets had not been met prior to the end of the vesting periods.
(6) Principally includes employer contributions under Section 401(k) plans, and for Mr. Shapiro includes $544,178 in allowances and reimbursements related to his relocation to New York.

                II. STOCK OPTION/SAR GRANTS TABLE -- 1997 GRANTS

                                         % of Total
                             # of       Options/SARs
                          Securities      Granted      Exercise
                          Underlying       to All       or Base                 Grant Date
                         Options/SARs    Employees       Price     Expiration     Present
         Name             Granted(1)      in 1997      ($/Share)      Date      Value(2)(3)
         ----            ------------   ------------   ---------   ----------   -----------
Walter V. Shipley          120,000          .74        $92.3125    01/21/07     $3,840,000
Thomas G. Labrecque        100,000          .62         92.3125    01/21/07      3,200,000
William B. Harrison Jr.     85,000          .52         92.3125    01/21/07      2,720,000
Donald L. Boudreau          45,000          .28         92.3125    01/21/07      1,440,000
Marc J. Shapiro             45,000          .28         92.3125    01/21/07      1,440,000

---------------
(1) All nonqualified stock options; no SARs were granted to any employee during 1997. Options become exercisable in three equal annual installments beginning on January 21, 1998.

(2) Present values on the grant dates were determined by using the Black-Scholes option pricing model modified to take dividends into account. The model as applied used the applicable grant dates and the exercise prices shown on the table, and the fair market value of Common Stock on the respective grant dates, which was in each case the same as the exercise price. The model assumed (i) a risk-free rate of return of 6.54%, which was the implied rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) a stock price volatility of 23%; (iii) a constant dividend yield of 2.43%, which was based on the historical Common Stock dividend as of the grant date; and (iv) the exercise of all options on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the options, and the likelihood of the options being exercised in advance of the final day of their terms.

(3) There is no assurance that the values actually realized upon the exercise of these options will be at or near the present values shown in the table as of the date of grant. The Black-Scholes option pricing model is a widely used mathematical formula for estimating option values that incorporates various assumptions that may not hold true over the 10-year life of these options. For example, assumptions are required about the risk-free rate of return as well as about the dividend yield on Common Stock and the volatility of the Common Stock over the 10-year period. Also, the Black-Scholes model assumes that an option holder can sell the option at any time at a fair price that includes a premium for the remaining time value of the option. However, an optionee can realize an option's value before maturity only by exercising and thereby sacrificing the option's remaining time value. Although the negative impact of this and other restrictions on the value of this type of option is well recognized, there is no accepted method for adjusting the theoretical option value for them. The values set forth in the table should not be viewed in any way as a forecast of the performance of our Common Stock, which will be influenced by future events and unknown factors.
--------------------------------------------------------------------------------

             III. AGGREGATED STOCK OPTION/SAR EXERCISES IN 1997 AND
                     OPTION/SAR VALUES AS OF YEAR-END 1997

                                                      Number of Securities
                                                     Underlying Unexercised          Value of Unexercised
                          Shares                          Options/SARs            In-the-Money Options/SARs
                        Acquired on     Value        as of December 31, 1997      as of December 31, 1997(2)
                         Exercise      Realized    ---------------------------   ----------------------------
         Name               (#)         ($)(1)     Exercisable   Unexercisable   Exercisable    Unexercisable
         ----           -----------   ----------   -----------   -------------   ------------   -------------
Walter V. Shipley         18,750      $1,124,415     632,000        240,000      $ 48,228,625    $8,705,000
Thomas G. Labrecque       51,999       2,428,452     488,560        100,000        38,347,761     1,718,750
William B. Harrison
  Jr.                     21,000       1,447,313     341,500        160,000        24,858,625     5,612,500
Donald L. Boudreau        18,720       1,168,681     174,969         45,000        13,387,758       773,438
Marc J. Shapiro           26,000       2,000,500     255,500         87,000        18,945,313     3,098,313

---------------
(1) Amounts indicated include those which would have been realized on exercise but were deferred into Common Stock units. The majority of option exercises were in connection with options expiring during 1997.

(2) Value based on $109.50 closing price per share of Common Stock on December 31, 1997.

                RETIREMENT BENEFITS AND TERMINATION ARRANGEMENTS

     CHASE RETIREMENT PLAN. Most salaried employees of our subsidiary companies which have adopted the Chase Retirement Plan earn benefits under the Plan if they have been employed for at least one year. Benefits generally become vested after five years of service. On a monthly basis, a bookkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's base salary depending on years of credited service, as follows:

  Years of Credited Service  % of Salary
  -------------------------  -----------
         less than 4              4
             4-6                  5
            7-10                  6
            11-15                 8
            16-20                10
            21-25                12
         26 or more              14

     These accounts also receive interest credits based on average U.S. Treasury Bill rates for the previous year plus 1%. In addition, certain annuity benefits earned by participants under prior plans of Heritage Chase, as of December 31, 1988, or the Corporation, as of December 31, 1996, were converted to additional credit balances under the Chase Retirement Plan as of January 1, 1997. When a participant terminates employment, the amount credited to the participant's account is converted into an annuity or paid to the participant in a lump sum.
     SUPPLEMENTAL RETIREMENT BENEFITS. Supplemental retirement benefits are provided to all of the executive officers and certain other participants under various unqualified, unfunded plans. Unfunded benefits are provided to certain employees, including each executive officer, whose benefits under the Chase Retirement Plan are limited by type of compensation or amount under applicable Federal tax laws and regulations. Designated employees may also receive an unfunded annual benefit at retirement equal to a percentage of final average base pay multiplied by years of service reduced by the amount of all benefits received under the Chase Retirement Plan and other nonqualified unfunded arrangements. Chase also provides a fixed retirement benefit per year of service to certain designated persons.

     ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE TO CERTAIN EXECUTIVE
OFFICERS. The following table shows the estimated annual retirement benefits, including supplemental retirement benefits under the plans applicable to the individuals, which would be payable to each executive officer listed if he were to retire at age 65 at his 1997 base salary and payments were made in the form of a joint and 50% surviving spouse annuity, which is the normal form of payment for married employees.

                      Estimated Annual Retirement Benefits

                                 Year of
             Name             65th Birthday   Estimated Annual Benefit
             ----             -------------   ------------------------
  Walter V. Shipley               2000                $713,533(1)
  Thomas G. Labrecque             2003                 787,818(2)
  William B. Harrison Jr.         2008                 533,964(1)
  Donald L. Boudreau              2005                 506,329(2)
  Marc J. Shapiro                 2012                 644,083(1)

---------------
(1) Amounts include (i) interest credits for cash balances projected to be 6.5% per annum on annual salary credits and 8.1% per annum on prior service balances, if any, and (ii) accrued benefits as of December 31, 1997 under retirement plans then applicable to the named executive officer. Benefits are not subject to any deduction for Social Security payments and assume no future increases in base salary.
(2) Certain persons who were participating in the Heritage Chase retirement plans and had met certain age and service requirements as of December 31, 1988, may elect to have retirement benefits for all of their years of service up to their retirement calculated according to a final pay formula which is determined by years of service less a part of the Social Security benefit payable to the employee. This benefit is payable solely in the form of an annuity, which is the amount shown in the table, and assumes no future increases in base salary.

     TERMINATION ARRANGEMENTS. As part of Chase's efforts to foster the continued employment of key management personnel, Chase renewed certain expiring termination agreements with various members of senior management, including Messrs. Boudreau and Shapiro. Under the general form of the agreement, Chase will provide severance benefits upon a termination of employment, under applicable conditions, in an amount equal to the product of two times (three times in the case of Mr. Boudreau) the sum of the executive's (i) current annual rate of salary, plus (ii) bonus based on an average bonus (expressed as a percentage of salary multiplied by the current annual rate of salary of the executive). In addition, the executive may elect to continue coverage under the applicable welfare benefit plans. In the event of a termination qualifying an executive for severance, the executive's outstanding stock options under Chase's Long Term Incentive Plan would become vested and remain exercisable following termination of employment. In addition, restricted stock or similar awards under such Plan would vest, provided that if vesting of any options or restricted stock awards is based on satisfaction of performance criteria, then such awards will not vest until such criteria are satisfied. If the executive were to incur federal excise tax in certain circumstances on any severance payment or benefit, the executive would be entitled to an additional cash payment to put the executive in the same position as if such excise tax were not applicable.

       ADDITIONAL INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Our Directors and executive officers file reports with the Securities and Exchange Commission and the New York Stock Exchange indicating the number of shares of any class of our equity securities they owned when they became a Director or executive officer and, after that, any changes in their ownership of our equity securities. Copies of any of these reports must also be provided to us. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports which we have received and written representations from the individuals required to file the reports. Based on this review, we believe that each of our executive officers and Directors has complied with applicable reporting requirements for transactions in our securities during 1997.

     EXTENSIONS OF CREDIT TO DIRECTORS AND OFFICERS. Our subsidiaries have made loans and extended credit, and expect in the future to make loans and extend credit, in the ordinary course of business to our Directors, officers and their associates, including corporations of which a Director is a director, officer or both. None of these loans is preferential or nonperforming.

     DIRECTOR AND OFFICER TRANSACTIONS AND OTHER BUSINESS RELATIONSHIPS. In the ordinary course of business, we use the products or services of a number of organizations of which Directors are officers or directors and in the future we expect to have similar transactions with such organizations. Mrs. Kaplan is Of Counsel to a law firm that provides legal services to us from time to time. We believe that these transactions were on terms that were at least as favorable to us as would have been available from other product or service providers.

     COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION. No member of the Compensation and Benefits Committee is or ever was a Chase officer or employee. No member of the Committee is, or was during 1997, an executive officer of another company whose board of directors has a comparable committee on which one of Chase's executive officers serves. Mr. Shipley was a member of the Compensation and Nominations Committee of The Reader's Digest Association, Inc. until his retirement as a Director of that company in December 1997; Mr. Grune has served as the Chairman and Chief Executive Officer of The Reader's Digest Association, Inc. since August 1997. Mr. Grune is not a member of Chase's Compensation and Benefits Committee.

              PROPOSAL 2:  APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed the firm of Price Waterhouse LLP, 1177 Avenue of the Americas, New York, New York 10036, as independent accountants to examine the financial statements of the Corporation and its subsidiaries for the year ending December 31, 1998, and to perform other appropriate accounting services. A resolution will be presented to the meeting to ratify the appointment. The affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the meeting is needed to ratify the appointment. If the stockholders do not ratify the appointment of Price Waterhouse LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

     Price Waterhouse LLP has examined the financial statements of Chase since 1965. A member of Price Waterhouse LLP will be present at the meeting, will have the opportunity to make a statement if he desires and will be available to respond to appropriate questions by stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP.

    ------------------------------------------------------------------------

PROPOSAL 3:  APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE
             AUTHORIZED COMMON STOCK AND TO EFFECT STOCK SPLIT

     OVERVIEW; PURPOSES AND EFFECTS OF PROPOSAL. On March 17, 1998, the Board of Directors approved a proposal to amend Chase's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 750,000,000 to 1,500,000,000 and to effect a 2-for-1 split of the Common Stock. The amendment and stock split will not affect the par value of the Common Stock, which would remain $1 per share, or the number of authorized shares of preferred stock, which would remain 200,000,000. The proposal to effect the amendment and stock split requires the approval of holders of a majority of the outstanding Common Stock. Holders of preferred stock are not entitled to vote on the proposal. The text of the proposed amendment is set forth in the Appendix to this Proxy Statement.

     The Board of Directors believes that the proposed 2-for-1 stock split is in the best interests of Chase and its stockholders because it would place the market price of the Common Stock in a range that may be more attractive to investors, particularly individuals, and may result in a broader market for the Common Stock. Shares issued in the stock split would have rights identical to the currently outstanding Common Stock. The proposed increase in the authorized Common Stock will not affect the ratio of authorized but unissued stock to issued stock. As a result, Chase will maintain the same relative degree of flexibility in meeting future stock needs.

     There are no plans, agreements, commitments or understandings for the issuance of the newly authorized shares at the present time, other than as necessary to effect the stock split. The shares could be used for general corporate purposes, including for future financings, acquisitions, stock dividends or stock splits. Unless required by law, regulation or stock exchange rule or believed advisable by the Board of Directors, no further stockholder approval would be sought for the issuance of such shares. Holders of Common Stock do not have preemptive rights to subscribe for additional securities that may be issued by Chase, which means that current stockholders do not have a prior right to purchase any new issue of Chase stock in order to maintain their proportionate ownership interests.


     On March 17, 1998, the Board of Directors also announced an increase in the dividend payable on the Common Stock to $0.72 per share, from $0.62 per share, effective for the dividend payable on April 30, 1998 to holders of record of the Common Stock at the close of business on April 6, 1998. If the stock split is approved, dividends payable on the Common Stock after May 1, 1998 will be proportionately adjusted. As a result, if the Board of Directors declares a dividend on the Common Stock in the 1998 second quarter and makes no further changes in dividend policy, the dividend on the Common Stock would be $0.36 per share. Future dividend policies will be determined by the Board of Directors in light of the earnings and financial condition of Chase and its subsidiaries and other factors, including applicable governmental regulations and policies.

     If adopted, we expect the amendment and the stock split would become effective on May 20, 1998. This means that each holder of record of Common Stock at the close of business on that date would become the record owner of one additional share of Common Stock for each share of Common Stock then owned of record by such holder.

     IF THE PROPOSED AMENDMENT IS ADOPTED, PLEASE KEEP YOUR PRESENT STOCK CERTIFICATES. THEY WILL REMAIN VALID FOR THE NUMBER OF SHARES SHOWN ON THEM. PLEASE DO NOT DESTROY THEM AND DO NOT SEND THEM TO CHASE OR THE TRANSFER
AGENT. Chase currently expects that on or about June 12, 1998, certificates representing the shares issued as a result of the stock split will be mailed to all stockholders of record at the close of business on May 20, 1998. If you are not a registered stockholder and instead hold your shares with a broker or bank in street name, you do not have a certificate. Instead your account statement will be adjusted to reflect the split.

     If the stock split is effected, Chase will make appropriate adjustments to the number of shares covered by, and, where applicable, the exercise prices of, stock options and restricted stock awards outstanding or granted under its stock-based benefit plans, in accordance with the provisions of those plans. Shares covered by outstanding stock options or restricted stock awards would be multiplied by two and the per share exercise prices of outstanding stock options would be divided by two. In addition, for plans under which stock appreciation rights, phantom stock units and similar stock-based awards are granted, the number of rights or units covered would also be multiplied by two and, where applicable, the per share exercise prices would be divided by two.

     Because the stock split will effectively double the number of shares of Common Stock representing a stockholder's investment in the Corporation, stockholders may have to pay a higher brokerage commission to sell their investment after the stock split. Stockholders may wish to consult their respective brokers to ascertain the brokerage commission that would be charged for selling the greater number of shares.

     FEDERAL INCOME TAX CONSEQUENCES. Chase has been advised by tax counsel that the proposed stock split would result in no gain or loss or realization of taxable income to owners of Common Stock under existing United States federal income tax laws. The cost basis for federal tax purposes of each new share and each retained share of Common Stock would be equal to one-half of the cost basis for tax purposes of the corresponding share immediately prior to the stock split, and the holding period for the additional share issued pursuant to the stock split would be deemed to be the same as the holding period for the original share of Common Stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares, and stockholders are urged to consult their tax advisors.

     ACCOUNTING TREATMENT. If the stock split is effected, there will be no change in Chase's total stockholders' equity. However, the Common Stock capital account will be increased to reflect the $1 per share par value of the additional shares issued and the capital surplus account will be reduced by a like amount. The number of shares of Common Stock issued and outstanding and held in the treasury would double.

     LISTING. Chase will apply to list the additional shares issued in the stock split on the New York Stock Exchange and the London Stock Exchange, the stock exchanges on which the Common Stock is currently listed.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK AND TO EFFECT THE STOCK SPLIT.

                             STOCKHOLDER PROPOSALS

     If a majority of the shares of Common Stock entitled to vote at the meeting are voted in favor of any of the following proposals, then the proposal will be approved.

PROPOSAL 4: LOCATION OF ANNUAL MEETING

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the holder of record of 522 shares of Common Stock, has advised the Corporation that she plans to introduce the following resolution:

     "RESOLVED: That the stockholders of The Chase Manhattan Corporation recommend that the Board take the necessary steps to rotate the annual meeting between major cities in the USA where Chase has branches/and or representative offices. This could include major cities in New York, New Jersey, Connecticut, as well as other states where a large concentration of shares are being held (except for Texas, where Chase has met several times already)."

     The reasons given by the stockholder for such resolution are as follows:

     "Chase has stockholders all over the country. Since the acquisitions of Manufacturers Hanover and Chemical ownership has really spread out."

     "Owners in other parts of the country are also entitled to meet management and directors from time to time, NOT just in New York City and Dallas, Texas."

     "If you AGREE, please mark your proxy FOR this resolution."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Chase's By-laws provide that the Annual Meeting of stockholders shall be held at such time and place as shall be fixed by the Board of Directors. The Board's decisions with respect to the location of the Annual Meeting are based on many considerations, including whether the Corporation has substantial business operations or a large concentration of stockholders or customers in the location in question. For example, in 1997, the Corporation held its Annual Meeting in Texas, which is the location of Chase Bank of Texas, National Association, a large and important subsidiary. This also provided the first opportunity for the post-merger Board to hold meetings in Texas.

     Because Chase's stockholders and customers are geographically diverse, it is inevitable that any place selected for the Annual Meeting will be more convenient for some stockholders. The By-law provision regarding the Annual Meeting serves the best interests of Chase by giving the Board maximum flexibility with respect to the location of the Annual Meeting. The Board believes the proposed resolution would not be in the best interests of stockholders and accordingly, recommends that stockholders vote against this resolution.

PROPOSAL 5:  CUMULATIVE VOTING

     John J. Gilbert, who is the owner of 410 shares, and Margaret R. and John
J. Gilbert, as executors of the Estate of Lewis D. Gilbert for 306 shares, and both representing an additional family interest of 451 shares, have advised the Corporation that they plan to introduce the following resolution:

     "RESOLVED: That the stockholders of The Chase Manhattan Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     The reasons given by the stockholders for such resolution are as follows:

     "Continued strong support along the lines we suggest were shown at the last annual meeting when 32.73% of the votes cast, an increase over the previous year, 5,539 owners of 104,190,738 shares, were cast in favor of this proposal. The vote against included unmarked proxies."

     "California law still requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio has the same provision."

     "The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action preventing bad directors from being on the boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors."

     "Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have been prevented with cumulative voting getting directors on the board to prevent such things. Ingersoll-Rand, also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as 'America's Most Admired Corporations' and the WALL STREET TRANSCRIPT noted 'on almost any criteria used to evaluate management, Ingersoll-Rand excels.' In 1994 and 1995 they raised their dividend."

     "Lockheed-Martin as well as VWR Corporation, now have a provision that if anyone has 40% or more of the shares cumulative voting applies; it does apply at the latter company."

     "In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system of electing directors, and stockholders defeated it, showing stockholders are interested in their rights. Hewlett Packard, a very successful company, also has cumulative voting."

     "If you AGREE, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Stockholders have rejected this or similar proposals each year they have been presented since 1987 and the Board continues to believe it would not be in the best interests of Chase or its stockholders to adopt this proposal.

     Our Directors bring to Chase broad experience and proven competence in their respective fields. Fourteen of Chase's seventeen Board nominees are independent non-employee Directors and all are nominated by the Governance Committee of the Board, which consists entirely of independent Directors. Each Director is elected by a plurality of the votes cast at the Annual Meeting. In 1993, we eliminated the classification of the Board of Directors in the belief that all Directors should be equally accountable at all times for the Corporation's performance and that the will of the majority of stockholders should not be impeded by a classified board.

     In contrast to this approach, cumulative voting would permit the election of a Director by relatively small groups of stockholders, and this is made more likely in the absence of a classified Board. A Director elected by less than a majority might regard himself or herself as representing only the special interests of the particular group responsible for such Director's election. This would introduce the possibility of factionalism and discord, hampering the ability of the Board to work together and discouraging qualified individuals from serving on the Board. There should not be a question as to whether a Director is acting for the benefit of all stockholders or as the representative of a special group.

     The present system of electing Directors has enabled the Board to act for the benefit of Chase and all Chase stockholders and should be retained. Accordingly, the Board recommends a vote against this proposal.

PROPOSAL 6:  EXECUTIVE COMPENSATION AND DIVIDENDS

     Edward S. George, 89 Corning Hill, Glenmont, New York 12077, the beneficial owner of 1,000 shares of Common Stock, has advised the

Corporation that he intends to introduce the following resolution:

     "Whereas the dividend is the first casualty in any economic downturn and the stockholder is the first casualty and the last to benefit from an upturn, be it"

     "RESOLVED: That when a dividend is cut, it is recommended that no salaries will be increased or any stock options allowed to executives or directors until the dividend is restored to its original amount before the cut."

     The reasons given by the stockholder for such resolution are as follows:

     "The bullet must be large enough to enable the executives and directors as well as the stockholders to get their teeth on it."

     "The administration will maintain that the increases in salary and stock options are necessary to attract and hold good people. This cliche belongs with the one 'The check is in the mail', the New York State Legislature and certain elected officials to justify an increase in their salaries, and 'I'm from the government and I'm here to help."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     As described in the report of the Compensation and Benefits Committee, our compensation policy for executive officers aligns the interests of senior management with our stockholders by emphasizing performance-based pay and long-term incentives that are linked to the performance of Chase stock. Such compensation encourages executives to strive to increase stockholder value and rewards them when it is achieved.

     Historically, Chase has an outstanding record of consistent payment of dividends. As noted above, the Board of Directors announced an increase in the dividend payable on the Common Stock to $0.72 from $0.62 per share, effective for the dividend payable on April 30, 1998 to holders of record at the close of business on April 6, 1998. In the event future circumstances necessitated a reduction in the dividend, because a significant portion of executive compensation is stock based and executives are required to own Chase stock, any such circumstances would undoubtedly have a substantial negative impact on Chase executives.

     The proposal would substitute an arbitrary standard linking salary and stock options solely to dividends in place of executive compensation determinations now made by and under the direction of the Board. The proposal would not distinguish between executives regardless of their individual contributions or indeed whether they had joined Chase before or after a dividend reduction. The result would negatively impact our competitive posture by imposing an artificial constraint on determinations pertaining to executive compensation. Accordingly, the Board recommends a vote against this proposal.

       STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 1999 ANNUAL MEETING

     Stockholder proposals to be included in the Proxy Statement for our next Annual Meeting of Stockholders must be received by the Secretary of Chase not later than December 1, 1998.

     Also, under our By-laws, nominations for director or other business proposals to be addressed at the 1999 Annual Meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of Chase not later than the close of business on February 18, 1999 and not earlier than January 19, 1999. The notice must contain the information required by the By-laws. These advance notice provisions are in addition to, and separate from, the requirements which a stockholder must meet in order to have a proposal included in the Proxy Statement under the rules of the Securities and Exchange Commission.

     Copies of our By-laws may be obtained from the Secretary.

                                            ANTHONY J. HORAN
                                            SECRETARY

                                    APPENDIX

     The first paragraph of Article FOURTH of the Corporation's Certificate of Incorporation is proposed to be amended as follows:

          "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ONE BILLION SEVEN HUNDRED MILLION, of which TWO HUNDRED MILLION shares shall be shares of preferred stock of the par value of $1 per share (hereinafter called "Preferred Stock") and ONE BILLION FIVE HUNDRED MILLION shares shall be shares of common stock of the par value of $1 per share (hereinafter called "Common Stock"). Each share of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the close of business on such day when the amendment of this first paragraph of Article FOURTH of the Certificate of Incorporation shall become effective shall be subdivided and changed and converted into two fully paid and nonassessable shares of Common Stock, par value $1 per share, of the Corporation, and at the close of business on such date, each holder of record of Common Stock shall, without further action, be and become the holder of one additional share of Common Stock for each share of Common Stock held of record immediately prior thereto."

                                                                [RECYCABLE LOGO]

PROXY

                         THE CHASE MANHATTAN CORPORATION

     THIS PROXY IS SOLICITED FROM YOU BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE CHASE MANHATTAN CORPORATION ON MAY 19, 1998.


     You, the undersigned stockholder, appoint each of (Monsignor Charles W. Swiger, John B. Wynne, and Stanley van den Heuvel) your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Common Stock of The Chase Manhattan Corporation that you would be entitled to vote at the above Annual Meeting and any adjournment thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED BY YOU AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS.


     VOTING BY MAIL. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

     VOTING BY INTERNET OR TELEPHONE. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side of the detachable admission ticket below.

     CHASE EMPLOYEES. If you are a current or former employee of Chase and have an interest in Common Stock through the 401(k) Savings Plan, your proportionate interest as of the latest available valuation date is shown on this card and your vote will provide voting instructions to the Trustee of the Plan. If no instructions are given, the Trustee will vote the shares pursuant to the terms of the Savings Plan.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

               PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
                       OR VOTE BY INTERNET OR TELEPHONE.

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT!
                       YOU CAN VOTE IN ONE OF THREE WAYS:


                                    1. Vote by Internet at our Internet Address:
                                       http://CHASE.proxyvoting.com


[CHASE LOGO]

                                                        OR

  ADMISSION TICKET

                                    2. Call toll-free 1-800-840-1208 on a
THE CHASE MANHATTAN                    Touch-Tone telephone and follow the
   CORPORATION                         instructions on the reverse side. There
1998 Annual Meeting                    is NO CHARGE to you for this call.
  of Stockholders

                                                       OR

  Tuesday, May 19, 1998
        10:00 AM                     3. Mark, sign and date your proxy card and
The Chase Manhattan Bank                return it promptly in the enclosed
One Chase Manhattan Plaza               envelope.
   New York, New York

                                                     PLEASE VOTE

 Please mark
your votes as    [ X ]|
indicated in
this example.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

                                                       WITHHOLD
                                           FOR         FOR ALL
Item 1 --      ELECTION OF DIRECTORS       [  ]          [  ]


Nominees:

01 Hans W. Becherer                        10 Harold S. Hook
02 Frank A. Bennack Jr.                    11 Helene L. Kaplan
03 Susan V. Berresford                     12 Thomas G. Labrecque
04 M. Anthony Burns                        13 Henry B.Schacht
05 H. Laurance Fuller                      14 Walter V. Shipley
06 Melvin R. Goodes                        15 Andrew C. Sigler
07 William H. Gray III                     16 John R. Stafford
08 George V. Grune                         17 Marina v.N. Whitman
09 William B. Harrison Jr.

WITHHELD FOR: (Write nominee name(s) in the space provided below).


                                  FOR        AGAINST        ABSTAIN
Item 2 -- APPOINTMENT OF
          INDEPENDENT             [  ]         [  ]           [  ]
          ACCOUNTANTS



                                  FOR        AGAINST        ABSTAIN
Item 3 -- INCREASE AUTHORIZED
          COMMON STOCK and or     [  ]         [  ]           [  ]
          EFFECT STOCK SPLIT.




THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4, 5 AND 6.

                                  FOR        AGAINST        ABSTAIN
Item 4 -- STOCKHOLDER
          PROPOSAL --             [  ]         [  ]           [  ]
          LOCATION OF ANNUAL
          MEETING


                                  FOR        AGAINST        ABSTAIN
Item 5 -- STOCKHOLDER
          PROPOSAL --             [  ]         [  ]           [  ]
          CUMULATIVE VOTING


                                  FOR        AGAINST        ABSTAIN
Item 6 -- STOCKHOLDER
          PROPOSAL --             [  ]         [  ]           [  ]
          EXECUTIVE
          COMPENSATION AND
          DIVIDENDS


                                  YES        NO
          WILL ATTEND MEETING     [  ]      [  ]


IF YOU VOTE BY INTERNET OR TELEPHONE AS INSTRUCTED BELOW, THERE IS NO NEED TO MAIL BACK YOUR PROXY.

Signature(s)______________________________________________________Date__________
NOTE: Please sign your name as it appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title as such. 2

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

--------------------------------------------------------------------------------
IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS BELOW. 2
--------------------------------------------------------------------------------
      HAVE YOUR PROXY CARD IN HAND.

      TO VOTE BY INTERNET: THE WEB ADDRESS IS http://CHASE.proxyvoting.com

      TO VOTE BY PHONE:

      - On a touch tone telephone call Toll-Free 1-800-840-1208 -- 24 hours a day -- 7 days a week.

      - Enter your eleven-digit personal identification number which is indicated in the box located in the lower right corner of this instruction form.

      -------------------------------------------------------------------------
-
      Option 1:  To vote as the Board of Directors recommends on all proposals,
                 Press 1. If you wish to vote on each proposal separately,
                 Press 0.
      --------------------------------------------------------------------------

      WHEN YOU PRESS 1, YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL
      --------------------------------------------------------------------------

      Option 2:  If you selected 0 to vote on each proposal separately, you will hear the following instructions.

            Proposal 1:  To VOTE FOR ALL nominees, press 1;

                         To WITHHOLD FOR ALL nominees, press 9;

                         To WITHHOLD FOR AN INDIVIDUAL nominee, press 0, enter the two digit number that appears next to the name of the nominee for whom you DO NOT wish to vote

                         Once you have completed voting for Directors, press 0.

            Proposal 2:  You may make your selection at any time.

                         To vote FOR, press 1;

                         To vote AGAINST, press 9;

                         To ABSTAIN, press 0

                The instructions are the same for all remaining proposals.

      --------------------------------------------------------------------------

      YOUR VOTE WILL BE REPEATED AND YOU WILL HAVE AN OPPORTUNITY TO CONFIRM IT.

      - You will be asked if you plan to attend the meeting. When prompted, please respond.



                IF YOU VOTE BY INTERNET OR TELEPHONE, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.






                              THANK YOU FOR VOTING